Exhibit 99.1
FOR IMMEDIATE RELEASE
Friday, July 27, 2007
7:30 A.M. CDT
BELO REPORTS RESULTS FOR SECOND QUARTER 2007
DALLAS — Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.35 for the second quarter of 2007 as compared to $0.41 for the second quarter of 2006. The second quarter of 2006 included a $7.5 million gain related to a payment associated with a change-in-control provision in one of Belo’s vendor contracts.
     Robert W. Decherd, Belo’s chairman and chief executive officer, said, “Belo’s second quarter results reflect continued outstanding performance by the Company’s premier collection of television assets, strong growth in our online businesses and excellent expense management across the Company. Belo’s Newspaper Group results were affected by a soft newspaper advertising environment but improved versus the first quarter, with lesser decreases in revenue and EBITDA. We also made definitive progress in the second quarter on various components of the Yahoo!/Newspaper Consortium agreement.”
Second Quarter in Review
Consolidated
     Consolidated revenue totaled $391 million in the second quarter of 2007, a decrease of 3.2 percent versus the second quarter of 2006, with Television Group revenue up 2.5 percent and Newspaper Group revenue down 8.5 percent. The Company’s total operating costs and expenses decreased 2.8 percent, benefiting from headcount reductions in 2006, lower pension expense related to the Company’s decision to freeze its pension plan effective March 31, 2007, significantly lower newsprint expense from decreases in both consumption and price, and lower distribution expense related primarily to the decision to reduce the circulation perimeter of The Dallas Morning News. Consolidated EBITDA decreased eight percent. The previously noted $7.5 million gain in the second quarter of 2006 accounts for almost seven percentage points of the decline in consolidated EBITDA.
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Belo Announces Second Quarter 2007 Results
July 27, 2007
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Television Group
     Television Group revenue increased 2.5 percent in the second quarter, with political revenue of $2.2 million in the second quarter of 2007 versus $5.1 million in the second quarter of 2006. Total spot revenue, including political, increased 1.1 percent with a 3.9 percent increase in local spot revenue and an increase of approximately one percent in national spot revenue. Advertising revenue associated with Belo’s television station Web sites continued to grow at a high rate, increasing 48 percent versus the second quarter of 2006 to $7 million.
     Television Group segment costs and expenses increased 5.6 percent in the second quarter versus the same period last year. As in the first quarter of 2007, outside services expense was higher as the Television Group absorbed its portion of Belo’s technology outsourcing costs. Television Group segment EBITDA was down 1.5 percent versus the prior year.
Newspaper Group
     Newspaper Group total revenue decreased 8.5 percent in the second quarter of 2007, reflecting soft newspaper advertising conditions and the downturn in the Southern California housing market. Decreases were noted in retail, general and classified revenues while part-run advertising revenue increased slightly. Newspaper Group online advertising revenues increased 19 percent to $13.6 million.
     Newspaper Group segment costs and expenses decreased 9.2 percent versus the second quarter of 2006, due in part to the 2006 headcount reductions at The Dallas Morning News and The Press-Enterprise, and lower newsprint and distribution expenses. Newsprint expense decreased 23 percent with a $37 per ton favorable price variance and a 19 percent decrease in consumption. Newspaper Group segment EBITDA decreased six percent versus the prior year.
Corporate
     Corporate costs and expenses were $24.9 million in the second quarter of 2007 as compared to $25.5 million in the second quarter of 2006.
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Belo Announces Second Quarter 2007 Results
July 27, 2007
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Other Items
     Other income (expense), net was $3.2 million in the second quarter of 2007 versus $8.9 million in the second quarter of 2006, which included the $7.5 million gain associated with the change-in-control provision in one of Belo’s vendor contracts. Belo’s total depreciation and amortization expense increased 2.4 percent in the second quarter of 2007.
     Income taxes expense includes gains related to Texas state tax reforms in the second quarter of 2007 and 2006 of $2.9 million and $3.8 million, respectively.
     Total debt at June 30, 2007, was $1.248 billion. The Company repurchased 629,000 shares in the second quarter of 2007 for a total of $13.5 million and invested $14.4 million in capital expenditures. Interest expense decreased slightly in the second quarter. Belo’s leverage ratio, as defined in the Company’s credit facility, was 3.1 times at June 30, 2007.
Non-GAAP Financial Measures
     A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.
Other Matters
     Implementation of the various components of the agreement between Yahoo! and the Newspaper Consortium, of which Belo is a part, is on schedule. Decherd noted, “On June 27, we completed the integration of Yahoo!’s HotJobs technology to power our online employment sites in Dallas and Riverside, which will allow us to deliver even more robust solutions to employers and job seekers. Next week, we expect to launch Yahoo!’s contextual advertising and Web search capability on dallasnews.com. The contextual ad component will allow the placement of text-based ads next to relevant information on dallasnews.com. Web search will allow users to search the entire Internet via Yahoo!’s search engines from dallasnews.com. Target launch dates for all other components have now been set.”
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Belo Announces Second Quarter 2007 Results
July 27, 2007
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     Decherd added, “While we expect to see some incremental revenue related to search and content integration this year, the most significant revenue opportunity is related to the ad-serving technology and cross-selling opportunities that we expect to drive online revenues beginning in the second half of 2008. Yahoo! and the Newspaper Consortium have already made considerable progress in establishing the technology standards needed to develop the ad technology platform, and that work is ongoing.”
Third Quarter Outlook
     Regarding Belo’s outlook for the third quarter of 2007, Dennis A. Williamson, executive vice president/Chief Financial Officer, said, “We expect the Company’s third quarter performance to be much like that of the second quarter, with Television Group revenues slightly higher than the third quarter of 2006 and newspaper revenues down versus the prior year. We again expect expenses to be less than the prior year.”
About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,100 employees and $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 20 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates six cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated
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Belo Announces Second Quarter 2007 Results
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with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenue, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Earnings

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts (unaudited)	2007	2006	2007	2006

Net Operating Revenues	$390,505	$403,557	$744,560	$775,280

Operating Costs and Expenses
Salaries, wages and employee benefits	138,538	142,472	278,915	290,838
Other production, distribution and operating costs	125,752	123,596	243,099	235,426
Newsprint, ink and other supplies	26,332	34,227	53,179	70,905
Depreciation	23,325	22,272	46,091	44,088
Amortization	1,625	2,087	3,691	4,174

Total operating costs and expenses	315,572	324,654	624,975	645,431

Earnings from operations	74,933	78,903	119,585	129,849

Other income and expense
Interest expense	(24,248)	(24,430)	(48,399)	(48,092)
Other income, net (1)	3,245	8,852	8,613	9,700

Total other income and expense	(21,003)	(15,578)	(39,786)	(38,392)

Earnings
Earnings before income taxes	53,930	63,325	79,799	91,457
Income taxes	17,508	20,666	27,926	31,498

Net earnings	$36,422	$42,659	$51,873	$59,959

Net earnings per share
Basic	$.36	$.41	$.51	$.57
Diluted	$.35	$.41	$.50	$.57

Average shares outstanding
Basic	102,222	104,307	102,246	105,219
Diluted	103,178	104,474	103,035	105,523

Cash dividends declared per share	$—	$—	$0.125	$0.10

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense).

Belo Corp.
Consolidated Condensed Balance Sheets

	June 30,	December 31,
In thousands	2007	2006

	(unaudited)

Assets
Current assets
Cash and temporary cash investments	$26,544	$46,291
Accounts receivable, net	257,011	276,825
Other current assets	56,972	61,047

Total current assets	340,527	384,163

Property, plant and equipment, net	547,572	560,494
Intangible assets, net	2,575,091	2,574,218
Other assets	94,274	95,403

Total assets	$3,557,464	$3,614,278

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$47,330	$79,605
Accrued expenses	92,212	102,004
Other current liabilities	59,695	77,303

Total current liabilities	199,237	258,912

Long-term debt	1,247,982	1,283,434
Deferred income taxes	432,466	435,154
Other liabilities	110,292	109,630
Total shareholders’ equity	1,567,487	1,527,148

Total liabilities and shareholders’ equity	$3,557,464	$3,614,278

Belo Corp.
Segment Information

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2007	2006	2007	2006

Television Group
Net operating revenues	$198,229	$193,326	$376,571	$368,018
Segment costs and expenses	115,954	109,815	227,821	217,860

Segment EBITDA	$82,275	$83,511	$148,750	$150,158

Newspaper Group
Net operating revenues	$192,276	$210,231	$367,989	$407,262
Segment costs and expenses	149,734	164,992	300,781	334,447

Segment EBITDA	$42,542	$45,239	$67,208	$72,815

Corporate
Costs and expenses	$24,934	$25,488	$46,591	$44,862

Note 1: Belo’s management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment’s earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company’s operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Belo Corp.
Consolidated EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2007	2006	2007	2006

Consolidated EBITDA (1)	$103,128	$112,114	$177,980	$187,811
Depreciation and Amortization	(24,950)	(24,359)	(49,782)	(48,262)
Interest Expense	(24,248)	(24,430)	(48,399)	(48,092)
Income Taxes	(17,508)	(20,666)	(27,926)	(31,498)

Net Earnings	$36,422	$42,659	$51,873	$59,959

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. Consolidated EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Consolidated EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.